Exhibit 99.1

Affinity Gaming Announces Temporary Closure of Terrible’s St. Jo Frontier Casino Due to Missouri River Flooding

Las Vegas, NV — June 29, 2011 — Affinity Gaming, LLC (the “Company”) announced today that due to flooding from the Missouri River, the Company has temporarily closed until further notice its Terrible’s St. Jo Frontier Casino riverboat in St. Joseph, Missouri.  The Company is closely monitoring the situation and is in contact with local and state officials to ensure that the Missouri River is stable with receding water levels before re-opening the facility.  Affinity Gaming will re-open Terrible’s St. Jo when it is certain that its patrons and employees will be completely secure.

“The casino cannot begin pumping water out of the parking lot until the river drops below 27 feet,” said Craig Travers, the Company’s Regional Vice President and General Manager.  “According to information from the National Weather Service, the river levels are not expected to drop below that mark until at least the weekend, so opportunities to re-open the casino will be evaluated as information becomes available.”

“Craig and his team have done a great job ensuring the safety of our employees and valued guests, which is the Company’s primary concern,” said David Ross, Chief Executive Officer.  “The team has also taken steps to protect our assets from the floodwaters.  We will continue to monitor the Missouri River conditions closely and will only re-open when we can be assured that the riverboat is secure.”

In addition, the Company announced that its Terrible’s Mark Twain Casino in La Grange, Missouri had been temporarily closed on Monday due to local power failure caused by a regional storm.

About Affinity Gaming

Affinity Gaming is a diversified gaming company that focuses on two business lines: casino operations and slot machine route operations.  As of December 31, 2010, the Company’s casino operations consisted of 15 casinos, 12 of which are located in Nevada, two in Missouri and one in Iowa.  The Company’s slot route operations consist of approximately 6,000 slot machines throughout Nevada.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygamingllc.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Contact

Affinity Gaming, LLC

David D, Ross, Chief Executive Officer

(702) 889-7625

Affinity Gaming, LLC

Ferenc B. Szony, President

(702) 889-7603